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                                                                Exhibit 99(d)(3)

                             SHAREHOLDERS' AGREEMENT
                             -----------------------

         THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is made as of the ____ day of ___________, 2003, by and among (a) Judge Group Acquisition Corporation, Inc, a Pennsylvania corporation (the "Company"), (b) Martin E. Judge, Jr. (the "Majority Shareholder") and Takema Ltd., L.P., a Delaware limited partnership, Michael A. Dunn, Michael Dunn Descendants' Trust, Tara M. Bozarth, Kelly L. Judge, Martin E. Judge III, Ann L. Judge, Ryan Andrew Bozarth (Tara M. Bozarth, CUST-Unit Tran. Min. Act-NJ) and Megan Elizabeth Bozarth (Tara M. Bozarth, CUST-Unit Tran. Min. Act-NJ) (collectively, with the Majority Shareholder, the "Controlling Shareholders"), (c) Katharine A. Wiercinski, Danielle M. Knecht, Susan L. Luckow, Kenneth F. Krieger, William J. Gladstone, Dennis F. Judge, Jr., and Amy Feldman (each, an "Employee Shareholder" and, collectively, the "Employee Shareholders"), and (d) each additional shareholder party listed on Exhibit A hereto (such parties, together with the Controlling Shareholders, the Employee Shareholders and each other Person (as defined herein) who becomes a party to this Agreement, are collectively referred to herein as the "Shareholders" and each, individually, as a "Shareholder").

                                   BACKGROUND
                                   ----------

         WHEREAS, the Shareholders and the Company desire to set forth their relative rights to purchase, transfer, encumber or otherwise acquire or dispose of or, in the case of the Company, to register the transfer of, securities of the Company, including shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which the Shareholders may presently own or hereafter acquire (the "Shares");

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Transfers.

                  1.1. Restrictions on Transfers. Except as otherwise provided in this Agreement, no Shareholder shall voluntarily or involuntarily sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any manner (collectively, "Transfer"), any of the Shares except as expressly provided in this Agreement and in accordance with its terms and conditions. In addition to other restrictions set forth in this Agreement, no Shareholder shall Transfer all or any portion of its Shares without compliance with all applicable federal and state securities laws.

                  1.2. Conditions to Transfer. Notwithstanding any provision to the contrary set forth in this Agreement, no Transfer shall be permitted under this Agreement unless the transferee first delivers to the Company (a) a written undertaking by the transferee to be bound by the terms and conditions of this Agreement; (b) for so long as the Company's status as an S corporation continues, a written statement of the eligibility of the transferee to be a shareholder in an S corporation, as defined by Section 1361 of the Code; and (c) any consents which may be required by the Company in connection with the continuation of the Company's status as an S corporation. The transferee in any Transfer made pursuant to this Agreement (a "Transferee") shall take the transferred Shares subject to and shall be fully bound by the terms of this Agreement with the same effect as if such Transferee were originally a party hereto.


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                  1.3. Nonrecognition of Certain Transfers. The Company shall not, nor shall it be compelled to, recognize any Transfer made other than in accordance with the terms of this Agreement, nor shall it issue any certificates representing Shares to any Person (as defined below) who has received such Shares in a Transfer made other than in accordance with the terms of this Agreement. As used herein, the term "Person" shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity of any kind, or any government, governmental department or agency or political subdivision thereof.

                  1.4. Permitted Transfers. Notwithstanding Section 1.3 hereof, and without complying with the provisions of Sections 2, 3, 4, 5 or 6 of this Agreement, (a) any Shareholder may Transfer all or any portion of his or her Shares upon the prior written consent of the Majority Shareholder; and (b) the Controlling Shareholders may Transfer their Shares or purchase or otherwise accept the Transfer of Shares or other equity securities of the Company from the Company or any other Shareholder at any time and from time to time, in each case without notifying the non-participating Shareholders of any such Transfer, purchase or acceptance of Shares or equity securities by the Controlling Shareholder. Following any Transfer made pursuant to the provisions of this
Section 1.4 (a "Permitted Transfer"), the Transferee (a "Permitted Transferee") shall be required to make such Offers and Transfers with respect to the Shares transferred to the Permitted Transferee as would be required by the terms of this Agreement if such Shares were still owned by the transferor Shareholder, and all references made to Shareholders herein shall include the Permitted Transferee.

                  1.5. Rights of Legal Representatives. If a Shareholder who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage his or her person or property, such Shareholder's executor, administrator, guardian, conservator or other legal representative may exercise all of the Shareholder's rights hereunder for the purpose of settling the Shareholder's estate or administering the Shareholder's property. If a Shareholder is a corporation, trust or other entity and is dissolved or terminated, the powers of that Shareholder may be exercised by its legal representative or successor.

         2. Right of First Refusal.

                  2.1. Bona Fide Offer to Purchase Shares.

                           (a) If a Shareholder desires at any time to sell all
or any portion of its, his or her Shares (other than pursuant to a Permitted Transfer as provided in Section 1.4 hereof), the Shareholder (the "Selling Shareholder") shall first obtain a bona fide written offer from a third party prospective purchaser (the "Bona Fide Offer") to purchase all, but not less than all, of such Shareholder's Shares (the "Offered Shares") for cash; provided, however, that non-cash sales of Shares shall may be permitted upon the prior written consent of the Company to a non-cash Bona Fide Offer. The Bona Fide Offer shall set forth its date, the proposed purchase price per Share (the "Third Party Price Per Share"), the name and address of the third party prospective purchaser (the "Proposed Transferee"), and such other terms and conditions upon which the purchase is proposed to be made.

                                      -2-
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                           (b) The Selling Shareholder shall transmit copies of
the Bona Fide Offer to the Company and to each of the other Shareholders (collectively, the "Offeree Shareholders") within seven (7) days after the Selling Shareholder's receipt of the Bona Fide Offer. Transmittal of the Bona Fide Offer by the Selling Shareholder shall constitute an offer by the Selling Shareholder to sell the Offered Shares, at the price and upon the terms set forth in Section 4.1 hereof, first to the Company (the "Company Offer") and, to the extent any Offered Shares are not purchased by the Company pursuant to the terms hereof, then to the Offeree Shareholders (the "Shareholder Offers" and, together with the Company Offer, the "Offers"). The manner and timing in which the Offers may be accepted shall be as set forth in Sections 2.2 and 2.3.

                  2.2. The Company Offer.

                           (a) Exercise of the Right of First Refusal. For a
period of thirty (30) days after its receipt of the written Company Offer (the "Company Offer Period"), the Company or a nominee of the Company shall have the option (the "Company Right of First Refusal") to accept the Company Offer as to any or all of the Offered Shares. The Company Right of First Refusal shall be exercisable by written notice given within the Company Offer Period by the Company to the Selling Shareholder (the "Company Acceptance Notice") setting forth the number of Offered Shares to be purchased by the Company. Copies of the Company Acceptance Notice shall be promptly delivered by the Company to the each Offeree Shareholder. The failure of the Company to deliver a Company Acceptance Notice to the Selling Shareholder prior to the expiration of the Company Offer Period shall be deemed an election by the Company not to exercise the Company Right of First Refusal to purchase any of the Offered Shares. If the Company designates a nominee to purchase the Shares, the Company shall be deemed to have guaranteed unconditionally the obligations of the nominee with respect to such purchase.

                           (b) Attendance at Voting. The determination of
whether the Company shall accept a Company Offer shall be made by the Board of Directors of the Company (the "Board of Directors"). Whenever the Board of Directors meets to authorize the purchase of or to consider whether to purchase Shares of a Shareholder, in the event that the Selling Shareholder also is a member of the Board of Directors, such Shareholder shall not be entitled to vote thereon and the lack of his or her vote shall not count in determining unanimity or other required vote.

                  2.3. The Shareholder Offers.

                           (a) In the event that the Company does not elect to
purchase all of the Offered Shares in accordance with Section 2.2 hereof, the Selling Shareholder shall, within five (5) days following the earlier of (a) receipt of notice from the Company of its decision not to accept the Company Offer as to all of the Offered Shares or (b) the expiration of the Company Offer Period, give written notice to each of the Offeree Shareholders of the Company's action or failure to take action with respect to the Offered Shares. By the giving of such written notice, the Selling Shareholder shall be deemed to have offered in writing to sell the Offered Shares not purchased by the Company (the "Remaining Offered Shares") to the Offeree Shareholders pursuant to the Shareholder Offers. For a period of thirty (30) days after its, his or her receipt of a written Shareholder Offer (the "Shareholder Offer Period"), each Offeree Shareholder shall have the option (the "Shareholder Right of First Refusal") to accept the Shareholder Offer as to all or any part of the Remaining Offered Shares. The Shareholder Right of First Refusal shall be exercisable by written notice (the "Shareholder Acceptance Notice") delivered by the Offeree Shareholder accepting the Shareholder Offer (the "Electing Shareholder") to the Selling Shareholder setting forth the maximum number of Remaining Offered Shares that the Electing Shareholder desires to purchase from the Selling Shareholder (the "Purchase Commitment"). Each Electing Shareholder shall promptly deliver to the Company and to each other Offeree Shareholder a copy of its, his or her Shareholder Acceptance Notice.

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                           (b) Allocation of Selling Shareholder's Shares. The
Remaining Offered Shares shall be allocated to and purchased by the Electing Shareholders as follows: each Electing Shareholder shall be allocated for purchase the lesser of (i) such Electing Shareholder's proportionate part of the Offered Shares which (Y) the number of Shares owned by such Electing Shareholder bears to (Z) the total number of Shares owned by all Electing Shareholders, or
(ii) the Electing Shareholder's Purchase Commitment. Any Remaining Offered Shares not allocated pursuant to the foregoing sentence shall be allocated among the Electing Shareholders in proportion to the amounts of their respective Electing Shareholder Purchase Commitments that were not satisfied under the foregoing sentence (or in such other proportions as the Electing Shareholders may otherwise agree).

                           (c) Prohibition Against Purchase. Notwithstanding any
provision to the contrary in this Section 2, no Shareholder may accept a Shareholder Offer to purchase Remaining Offered Shares hereunder at a time when such Shareholder (a) has initiated the process of selling its, his or her Shares pursuant to this Section 2, or (b) has offered to sell Shares pursuant to the provisions of Section 1.4 herein.

                  2.4. Acceptance of the Bona Fide Offer. If, at the end of the Shareholder Offer Period, the Offers have not been accepted by the Company and/or the Offeree Shareholders for the purchase of any or all of the Offered Shares, then, except as set forth herein, the Selling Shareholder shall be entitled, for a period of sixty (60) days thereafter, to sell all, but not less than all, of the remaining Offered Shares to the third party prospective purchaser at the Third Party Price Per Share and upon the terms and conditions set forth in the Bona Fide Offer. If the remaining Offered Shares are not so sold within the aforesaid 60-day period or any terms or conditions of the sale are materially different from those terms and conditions originally set forth in the Bona Fide Offer, the Selling Shareholder shall not be permitted to sell such Offered Shares to a third party prospective purchaser without again complying with this Section 2.

         3. Legal Proceedings Against Shareholders; Change of Employment Status.

                  3.1. Legal Proceedings Against Shareholders. The parties agree that the interests of the Company and its Shareholders would be seriously affected by any sale or disposition of any Shareholder's Shares as a result of any legal or equitable proceeding against such Shareholder. Accordingly, it is hereby agreed that in the event of a Proceeding (as defined below) with respect to any Shareholder, including without limitation any bankruptcy or divorce proceeding, the Company (or its nominee) and the other Shareholders shall be deemed to have received the Offers to purchase such Shareholder's Shares in accordance with the provisions of Section 2 in the same manner as if the Company and the other Shareholders had actually received the Offers under Section 2 on the date the Company receives notice of a Proceeding. The price and terms of purchase pursuant to the acceptance of the Offers granted in this Section 3.1 shall be those set forth in Section 4.2 hereof. Each Shareholder hereby agrees to notify the Company immediately upon the event of a Proceeding, and to continually update the Company as to the status and resolution of such

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Proceeding. If all Proceedings with respect to the Shareholder terminate and the
Shareholder retains record and beneficial ownership of some or all of such Shareholder's Shares (the "Retained Shares"), then the Offers shall terminate with respect to the Retained Shares; provided, however, that if any of the Offers have been timely accepted but the purchase of such Retained Shares has not yet been consummated, the acceptance shall be void, the consummation of the purchase of the Retained Shares under this Section 3.1 shall not occur, and such Retained Shares shall continue to be held by the Shareholder. As used herein, a "Proceeding" shall mean an event in which (a) any judgment is obtained in any legal or equitable proceeding against a Shareholder if such judgment has become final and non-appealable and the sale of any of such Shareholder's Shares is contemplated or threatened under legal process as a result of such judgment, (b) any execution is issued on a judgment against a Shareholder, (c) any of the Shares owned by a Shareholder are attached, (d) there is instituted by or against a Shareholder any other form of legal proceeding or process (including, without limitation, an action in divorce) by which the sale or transfer of any of the Shares of such Shareholder becomes imminent (e.g., such Shares may be sold or Transferred either voluntarily or involuntarily within ninety (90) days after such proceeding or process), (e) a Shareholder makes an assignment for the benefit of creditors, (f) a Shareholder admits such Shareholder's inability to pay his or her debts as they mature, commences a voluntary case or proceeding under any Bankruptcy Law, consents to the entry of an order for relief against such Shareholder in an involuntary case or proceeding under any Bankruptcy Law, or consents to the appointment of a receiver, trustee, liquidator or similar official for such Shareholder or for all or substantially all of such Shareholder's property, or (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law (as defined below) for relief against a Shareholder in an involuntary case or proceeding and the order or decree remains unstayed and in effect for sixty (60) days. As used herein, the term "Bankruptcy Law" shall mean Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors.

                  3.2. Change of Employment Status. If at any time during the term hereof an Employee Shareholder ceases to be an employee of the Company, whether by means of voluntary or involuntary termination, with or without cause, death, disability, or for any other reason whatsoever (a "Termination Event"), then, upon the occurrence of the Termination Event with respect to any Shareholder, the Company (or its nominee) shall be deemed to have received the Company Offer to purchase such Shareholder's Shares in accordance with the provisions of Section 2 in the same manner as if the Company had received the Company Offer under Section 2 on the date of the Termination Event. The price and terms of purchase pursuant to the acceptance of the Company Offer granted in this Section 3.2 shall be those set forth in Section 4.2 hereof.

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         4. Purchase Price and Terms; Closing; Transfers in Breach; Power of
Attorney.

                  4.1. In the Case of a Bona Fide Offer. The consummation of the purchase of Shares by the Company or the Offeree Shareholders pursuant to the Offers shall occur within the earlier of (a) sixty (60) days following the expiration of the Company Offer Period if the Company elects to purchase all of the Offered Shares and (b) sixty (60) days following the expiration of the Shareholder Offer Period if the Company has not elected to purchase all of the Offered Shares. The purchase price per Share and the terms of payment shall be the Third Party Price Per Share contained in the Bona Fide Offer referred to in
Section 2.1, payable upon the terms of payment contained in the Bona Fide Offer.

                  4.2. In the Case of Legal Proceedings or Termination Events. In the case of a Legal Proceeding or Termination Event, the consummation of the purchase of Shares by the Company or the Offeree Shareholders pursuant to
Section 3 hereof shall occur within the earlier of (a) sixty (60) days following the expiration of the Company Offer Period if the Company elects to purchase all of the Offered Shares and (b) sixty (60) days following the expiration of the Shareholder Offer Period if the Company has not elected to purchase all of the Offered Shares; provided, however, that the purchase price to be paid by the Company and/or the Offeree Shareholders for the Shares may, at the option of the Company, be payable in installments payments to be made during the three (3) year period following the Closing (as defined in Section 4.3 below) as determined by the Company. The purchase price per Share shall be the book value of the Share as set forth in the records of the Company.

                  4.3. Closing of Purchases. Any closing for the purchase and sale of Shares pursuant to this Agreement (a "Closing") shall, unless otherwise agreed to by all of the Purchasers (as defined below) and Selling Shareholder, be held at the principal executive offices of the Company during regular business hours. The precise date and hour of the Closing shall be fixed by the Purchaser or Purchasers (within the time limits allowed by the provisions of this Agreement) by notice in writing to the Selling Shareholder given at least five (5) days in advance of the Closing date specified. In the event that more than one (1) Purchaser is involved in a Closing and the Purchasers cannot agree on a precise time of Closing, the precise time of settlement (within the time limits allowed by the provisions of this Agreement) shall be fixed by the Board of Directors by five (5) or more days written notice to the Purchasers and Selling Shareholder. For purposes of this Agreement, "Purchaser(s)" shall mean the Company and/or the Offeree Shareholders and/or any third party purchaser or Person electing to purchase shares pursuant to the terms of this Agreement.

                  4.4. Delivery of Stock Certificates. At any Closing, the stock certificate or certificates representing the Shares being sold shall be delivered by the Selling Shareholder to the Purchaser or Purchasers, as the case maybe, duly endorsed for transfer or with executed stock powers attached, with any necessary documentary and transfer tax stamps affixed by the Selling Shareholder. Cash payments, if any, to be made at or after Closing shall be by bank cashier's check or wired federal funds. The Selling Shareholder, if a personal representative of a Shareholder, shall, upon request of a Purchaser, provide prior to the date of Closing evidence reasonably satisfactory to the Purchaser of such personal representative's legal status as personal representative of such Shareholder. If a Selling Shareholder becomes obligated to Transfer any Shares to another Shareholder pursuant to any part of this Agreement or to a third party purchaser pursuant to Section 4.3 hereof and fails to deliver such Shares in accordance with the terms of this Agreement, such Shareholder or Purchaser, as the case may be, may, at its, his or her option, in addition to all other remedies it, he or she may have, either (a) send to the Selling Shareholder the purchase price for such Shares as is herein specified,

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or (b) deposit such amount with a trustee or escrow agent for the benefit of the
Selling Shareholder for release upon delivery of such Shares to the trustee or escrow agent in accordance with the terms of this Agreement. Thereupon, the Company, upon written notice to the Selling Shareholder, (Y) shall cancel on its books the certificate or certificates representing the Shares so required to be transferred by the Selling Shareholder and (Z) shall issue, in lieu thereof, in the name of such other Shareholder or Purchaser receiving the Shares, as the case may be, a new certificate or certificates representing such Shares; provided, however, the Company shall be under no obligation to so cancel and issue Shares unless the receiving Shareholder or Purchaser, as the case may be, delivers to the Company its agreement to indemnify, defend and hold harmless the Company, its officers and employees, successors and assigns, from any and all losses, claims, damages or liabilities (or actions in respect thereof) to which the Company may become subject as a result of, arising out of, or based upon the Company so canceling and issuing Shares, and such receiving Shareholder or Purchaser, as the case may be, shall reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection therewith. All of the Selling Shareholder's rights in and to such Shares shall terminate as of the date of such notice.

                  4.5. Transfers of Shares in Breach of this Agreement. In the event of any Transfer of Shares in breach of this Agreement, commencing immediately upon the date of such attempted Transfer and without limiting any other remedies available to the parties, (a) such Transfer shall be void and of no effect; and (b) neither the Selling Shareholder nor the purported transferee shall be entitled to exercise any rights with respect to such shares until such Transfer in breach of this Agreement has been rescinded.

                  4.6. Attorney in Fact. Each Shareholder hereby grants to the Board of Directors a special power of attorney irrevocably making, constituting and appointing the Board of Directors as the Shareholder's attorney in fact, with all power and authority to act in the Shareholder's name and on the Shareholder's behalf and to execute, acknowledge and deliver and swear to in the execution, acknowledgement, delivery and filing of assignments of Shares or any other document that may be reasonably required by the Board of Directors to effect a Transfer whenever a Shareholder is legally obligated to Transfer such Shareholder's Shares under the terms of this Agreement but is unable or unwilling to execute, acknowledge, deliver or swear to an assignment of Shares necessary to effect such a Transfer.

         5. Right of Co-Sale.

                  5.1. Right of Co-Sale. If the Company and the Offeree Shareholders have waived or failed to timely exercise their Rights of First Refusal under Section 2 hereof with respect to any portion of the Offered Shares, then, subject to the Shareholders' right of co-sale as provided herein (the "Right of Co-Sale"), the Selling Shareholder may Transfer to the Proposed Transferee the remaining portion of the Offered Shares by giving written notice (the "Right of Co-Sale Notice") to each Shareholder within five (5) days after the expiration of the Shareholder Offer Period specifying the date of the Closing of the Transfer of the Offered Shares to the Proposed Transferee, which date shall be no earlier than fifteen (15) days and no later than thirty (30) days after the date of delivery of the Right of Co-Sale Notice (the "Closing"),

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and the number of Offered Shares to be Transferred to the Proposed Transferee.
If the Selling Shareholder desires to Transfer any remaining Offered Shares to the Proposed Transferee, each Offeree Shareholder shall have the right to require, as a condition to such Transfer, that the Proposed Transferee agree to purchase from such Offeree Shareholder, at the same price per share and on the same terms and conditions as the Transfer by the Selling Shareholder, a number of such Offeree Shareholder's Shares equal to a percentage of the Offered Stock equivalent to the Shareholder's pro rata share (as defined below). The amount of Offered Shares that the Selling Shareholder may actually Transfer to the Proposed Transferee (after the application of this Section 5) shall be reduced by the number of Offeree Shareholders' Shares that the Proposed Transferee purchases pursuant to this section 5.1. This Right of Co-Sale shall not apply with respect to Offered Shares Transferred to the Company or to Offeree Shareholders under their respective Rights of First Refusal. As used herein, the term "pro rata share" means the percentage determined by dividing (i) the number of Shares then held by a Shareholder by (ii) the aggregate number of Shares then held by all Shareholders of the Company.

                  5.2. Consummation of Co-Sale. An Offeree Shareholder may exercise the Right of Co-Sale by delivering to the Selling Shareholder no fewer than five (5) days before the Closing, a notice (the "Co-Sale Confirmation Notice") setting forth the number of Shares, not to exceed such Offeree Shareholder's pro rata share, and one or more certificates, properly endorsed for Transfer, representing a number of Shares (not to exceed such Shareholder's pro rata share) to be Transferred by the Selling Shareholder on behalf of such Offeree Shareholder exercising its, his or her Right of Co-Sale. At the Closing, one or more certificates or other instruments, properly endorsed for Transfer, representing the Shares listed on the Co-Sale Confirmation Notice, will be Transferred and delivered to the Transferee by the Selling Shareholder as set forth in the Right of Co-Sale Notice, in consummation of the Transfer of the Offered Stock pursuant to the terms and conditions specified in the Right of Co-Sale Notice, and the Selling Shareholder shall remit, or shall cause to be remitted, to each participating Offeree Shareholder, within ten (10) days after such Closing, that portion of the proceeds of the Transfer to which each participating Offeree Shareholder is entitled by reason of the Offeree Shareholder's participation in such Transfer pursuant to the Right of Co-Sale. After the closing, the Company shall promptly deliver a certificate for the remaining balance of the securities held by each participating Offeree Shareholder, if any, to each such participating Offeree Shareholder.

                  5.3. Selling Shareholder's Right to Transfer. If the Company and the Offeree Shareholders have not elected to purchase all of the Offered Stock, and to the extent that the Offeree Shareholders have not exercised their Right of Co-Sale, the Selling Shareholder may Transfer that portion of the Offered Shares permitted to be Transferred to the Proposed Transferee at the Third Party Price Per Share, provided that such Transfer (a) is consummated within thirty (30) days after the date of the Right of Co-Sale Notice, (b) is on terms no more favorable than the terms proposed in the Offers, and (c) is in accordance with all of the terms and conditions set forth in this Agreement. If the Offered Shares are not so Transferred during such thirty (30) day period, then the Selling Shareholder may not Transfer any of such Offered Shares without complying again in full with the provisions set forth in this Agreement.

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                  5.4. Put Right. If a Selling Shareholder Transfers any Offered
Shares in contravention of the Right of Co-Sale under this Agreement (a "Prohibited Transfer"), or if the Proposed Transferee is unwilling to purchase any Shares from an Offeree Shareholder, such Offeree Shareholder may, by delivery of written notice to such Selling Shareholder (a "Put Notice") within ten (10) days after (a) the closing of the Prohibited Transfer or (b) the date on which such Offeree Shareholder becomes aware of the Prohibited Transfer or the terms thereof, require such Selling Shareholder to purchase from such Offeree Shareholder, for cash or such other consideration as the Selling Shareholder received in the Prohibited Transfer or at the closing of the Prohibited Transfer, a number of the Offeree Shareholder's Shares having an aggregate purchase price equal to the aggregate purchase price the Offeree Shareholder would have received in the closing of such Prohibited Transfer if such Offeree Shareholder had elected to exercise its Right of Co-Sale with respect thereto or in the closing of the Prohibited Transfer if the Proposed Transferee had been willing to purchase the Shares of the Offeree Shareholder. The closing of such sale to the Selling Shareholder shall occur within ten (10) days after the date of such Offeree Shareholder's Put Notice to such Selling Shareholder.

         6. Bring-Along Right.

                  6.1. Proposed Transfer. If the Majority Shareholder proposes to sell Shares representing fifty-one percent (51%) or more of the then outstanding Shares (a "Sale") in a bona fide, third party sale consummated in a single Transfer or a series of related Transfers to a single purchaser or a group of purchasers as part of a single transaction or group of related transactions, then the Majority Shareholder shall have the right (the "Bring-Along Right") to cause each of the other Shareholders (the "Other Shareholders") to tender to the third party purchaser(s) (the "Third Party Purchaser") for purchase, on the same terms of payment as apply to the Majority Shareholder and at a price per Share equal to the book value of the Share as set forth in the records of the Company, a number of Shares held by each Other Shareholder equal to the total number of Shares held by such Other Shareholder multiplied by a fraction, the numerator of which is the number of Shares the Majority Shareholder proposes to sell in the Sale and the denominator of which is the aggregate number of Shares held by the Majority Shareholder.

                  6.2. Bring-Along Notice. If the Majority Shareholder elects to exercise his Bring-Along Right under Section 6.1, then the Majority Shareholder shall notify the Company and the Other Shareholders in writing (the "Bring-Along Notice"). Each Bring-Along Notice shall set forth (a) the name of the Third Party Purchaser to which the Majority Shareholder proposes to sell its Shares and the number of Shares proposed to be sold in the Sale, (b) the address of the Third Party Purchaser, (c) the proposed amount and form of consideration and terms of payment offered by the Third Party Purchaser, and any other material terms pertaining to the Sale (the "Third Party Terms"), and (d) that the Third Party Purchaser has been informed of the rights provided for in this Section 6 and has agreed to purchase Shares in accordance with the terms hereof. The Bring-Along Notice shall be given at least thirty (30) days before the consummation of the proposed Sale.

                  6.3. Consummation. Upon the giving of a Bring-Along Notice, each Other Shareholder shall be entitled and obligated to sell the number of Shares set forth therein to the Third Party Purchaser on the Third Party Terms. Neither the Majority Shareholder nor any Other Shareholder shall consummate the sale of any Shares if the Third Party Purchaser does not purchase all Shares which the Shareholders are entitled to sell pursuant to this Section 6.

                  6.4. Settlement. At the consummation of the Sale, the Third Party Purchaser shall remit to each Shareholder the consideration for the total sales price of the Shares of such Shareholder sold pursuant hereto, upon delivery by such Shareholder of certificate(s) for such Shares duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank, and the compliance by such Shareholder with all other conditions to settlement generally applicable to the Majority Shareholder and all Other Shareholders selling Shares in the Sale (including the provision by the Other Shareholders to the Third Party Purchaser of representations and warranties covering the same subject matter as those provided by the Majority Shareholder).

         7. Sale of the Company. If the Controlling Shareholders approve the sale of the Company to a person or entity other than a person or entity that is then an affiliate of the Company (whether by merger, consolidation, sale of all or substantially all of the assets of the Company or sale of the outstanding capital stock of the Company) (an "Approved Sale"), each Shareholder shall consent to, vote for and raise no objection against, and shall waiver dissenters and appraisal rights (if any) with respect to, the Approved Sale, and if the Approved Sale is structured as a sale of stock, each Shareholder shall agree to sell and shall be permitted to sell all of such Shareholder's Shares on the terms and conditions approved by the Board of Directors and the Controlling Shareholders. Each Shareholder shall, in connection with a sale of its Shares pursuant to this Section 7, at the request of the Company and without further cost and expense to the Company, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to consummate the Approved Sale. The obligations of each of the Shareholders with respect to an Approved sale are subject to the satisfaction of the condition that upon the consummation of the Approved Sale all of the Shareholders will receive the same form and amount of consideration per Share, or if any Shareholder is given an option as to the form and amount of consideration to be received with respect to its, his or her Shares, all Shareholders are given the same option with respect to their Shares.

         8. Lock-Up Agreement. Each Shareholder hereby agrees that, in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "Securities Act"), for the account of the Company, if so requested by the Company, such Shareholder shall not sell or otherwise transfer any securities of the Company during the period specified by the Board of Directors (the "Market Standoff Period"), with such period not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. The provisions of this Section 8 shall be binding upon any transferee or assignee of any Shares.

         9. Restrictive Legends.

         All certificates representing Shares now outstanding or hereafter issued by the Company shall be marked with the following legend for so long as the owner or the Shares are subject to any provision of this Agreement:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

            THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE HELD SUBJECT TO AN AGREEMENT DATED ___________, 2003 BY AND AMONG THIS COMPANY AND CERTAIN OF ITS THEN SHAREHOLDERS, AS IT MAY BE AMENDED FROM TIME TO TIME (THE "SHAREHOLDERS' AGREEMENT"), AND NEITHER THIS CERTIFICATE, THE SHARES REPRESENTED HEREBY, NOR ANY INTEREST IN THIS CERTIFICATE OR IN SUCH SHARES MAY BE TRANSFERRED OR DISPOSED OF VOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE, EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS THEREOF. A COPY OF THE SHAREHOLDERS' AGREEMENT AND ALL AMENDMENTS THERETO IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

The Company shall issue replacement stock certificates without the foregoing legend to any Shareholder upon request following termination of this Agreement pursuant to its terms.

         10. Subchapter S Election of the Company.

                  10.1. The Subchapter S Elections. The Board of Directors may at any time elect to cause the Company to file an S election under Section 1362 of the Code and comparable elections under applicable state or local tax laws (each, a "Company S Election" and, collectively, the "Company S Elections"). The Shareholders and the Company agree not to take any actions, and the Shareholders agree that their heirs, beneficiaries, and personal representatives shall not take any actions, which would, directly or indirectly, cause the termination of any Company S Elections then in effect unless otherwise permitted pursuant to this Section 10.

                  10.2. Conversion to Subchapter S Status. In the event that the Board of Directors elects to cause the Company to file a Company S Election, the Shareholders and the Company shall execute and file any and all documents, and take any and all other actions, which the Company and/or its counsel deems necessary or advisable in order to give effect to any such Company S Election. After the filing of any Company S Election, the Board of Directors in its sole discretion shall declare, and, upon such declaration, each Shareholder shall be entitled to receive, out of any assets of the Company legally available therefore, cash dividends payable from time to time and in such amounts as determined by the Board of Directors in connection with tax liabilities, if any, of the Shareholders which may result from the Company's status as an S corporation.

                  10.3. Invalid Transfers. In the event that the Company files or has filed a Company S Election, notwithstanding any provision in this Agreement to the contrary, the Company shall not record on its books or otherwise recognize any purported or intended transfer of Shares, whether by operation of law or otherwise, and such transfer shall be null, void and of no effect, if such transfer is to a transferee whose status as a Shareholder of the Company would cause, directly or indirectly, the termination of any Company S Election then in effect. The purported transferor or such transferor's estate, if the transfer occurs by virtue of death of transferor, shall remain the beneficial and record owner of the Shares subject to the purported transfer.

                  10.4. Revocation. The Shareholders and the Company agree to maintain all Company S Elections in effect, unless and until the Board of Directors elects to revoke any such election. In such event, the Shareholders and the Company shall execute and file any and all documents, and take any and all other actions, which counsel to the Company deems necessary or advisable in order to give effect to any such agreement to revoke a Company S Election.

                  10.5. Dividing a Year.

                           (a) If a Company S Election is in effect at the date
of the Closing for the transfer of all of the Shares held by any Shareholder, then at the request of the transferor and the Affected Shareholders (as defined below), determined as of the date of the Closing, the Company and the Affected Shareholders shall, to the extent permitted by law and for the year in which settlement occurs, make the "election to terminate year" provided in Section 1377(a)(2) of the Code and any other applicable provisions of law, including comparable state and local provisions as of the date of settlement. As used herein, the term "Affected Shareholders" shall mean the transferor and all transferees of the transferor's Shares during the taxable year and, in the event that Shares are transferred by the transferor to the Company, the term shall include all persons who are Shareholders during the taxable year.

                           (b) If a Company S Election is in effect on the date
of a "qualifying disposition" (as that term is defined in Treasury Regulation
Section 1.1368-1(g)(2)) of Shares held by any Shareholder, then at the request of the Majority Shareholders (excluding the Shares of the Selling Shareholder), the Company and each Shareholder who held Shares during the taxable year shall elect under Treasury Regulation Section 1.1368-1(g)(2)(iii) to treat the taxable year in which the transfer of the Shares occurred as if the taxable year consisted of separate taxable years, the first of which ends at the close of the day on which there is a qualifying disposition of Shares and the second of which ends at the close of the regular taxable year of the Company.

                  10.6. Taxes Withheld. For so long as a Company S Election is in effect, any amount paid by the Company for or with respect to any Shareholder on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a "Withholding Tax Act") shall be treated as a distribution to such Shareholder for all purposes, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation.

                  10.7. Tax Distributions. For each fiscal year or portion thereof that the Company is an S corporation, the Company shall make distributions to a Shareholder equal to the taxable income of the Company attributable to the Shareholder multiplied by the maximum federal and state tax rates that could apply to a Shareholder. The distribution shall be made not later than April 10 of the year following the year of the taxable income, and the Company shall use its best efforts to determine whether estimated tax distributions should be made prior to April 10 to allow Shareholders to make estimated tax payments on behalf of the taxable income of the Company.

         11. Confidentiality.

         Each Shareholder acknowledges that the Company shall provide to it, him or her, and that it, he or she shall have access to, Confidential Information (as defined below) concerning the Company. The Confidential Information may include, without limitation, Company books and records, financial information (including financial statements), correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Confidential Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices and any information with respect thereto (the "Confidential Information"), but shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a Shareholder without the Company's consent. Each Shareholder hereby agrees to keep all Confidential Information confidential and shall not disclose or reveal any Confidential Information to any person. In addition, each Shareholder agrees that such Shareholder shall at any time upon the Company's request return to the Company all Confidential Information.

         12. Term of Agreement; Survival.

                  12.1. General. Unless terminated sooner by unanimous agreement in writing of the Company and the Controlling Shareholders who are then parties hereto, this Agreement shall terminate on the earliest of the following dates:
(a) the date on which there exists only one Shareholder, (b) upon the Company making an assignment for the benefit of creditors, commencing a voluntary case or proceeding under any Bankruptcy Law or consenting to the entry of an order for relief against the Company in an involuntary case or proceeding under any Bankruptcy Law, or consenting to the appointment of a custodian for the Company or for all or substantially all of its property, (c) upon a court of competent jurisdiction entering an order or decree under any Bankruptcy Law (i) for relief against the Company in an involuntary case or proceeding, (ii) appointing a custodian for the Company or for all or substantially all of its property, or
(iii) ordering the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days, or (d) upon the consummation of a firmly underwritten public offering of the Company's Common Stock (other than a registration statement on Forms S-8 or S-4 or any similar or successor forms or any registration statement relating to an exchange offer or an offering of securities solely to the Company's employees or Shareholders or used in connection with an acquisition or business combination).

                  12.2. Effect of Bankruptcy or Insolvency. Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement terminates for any reason set forth in Section 12.1(b) or (c), all obligations to purchase and sell Shares pursuant to Sections 2, 5 and 6 hereunder shall terminate, and any and all transfers, payments or other action made or taken with respect to sales of Shares pursuant to Sections 2, 5 and 6 hereunder made during the 180-day period preceding such termination of this Agreement shall be rescinded by the parties or their respective personal representatives. If an involuntary case or proceeding is commenced under any Bankruptcy Law against the Company which, with the passage of time, could cause a termination of this Agreement pursuant to Section 12.1(b) or (c), settlements with respect to the sale of Shares pursuant to Sections 2, 5 and 6 hereunder (including the provisions of Section 4 referred to therein) shall be deferred until a determination of whether such case or proceeding shall cause a termination of this Agreement pursuant to Section 12.1(b) or (c) and, if not, such settlements shall be rescheduled by the purchasers to dates no later than ninety (90) days following such determination.

                  12.3. Survival. Notwithstanding the foregoing, the provisions of Sections 11 and 13 of this Agreement shall survive any termination of this Agreement.

         13. Rights, Obligations and Remedies. Recognizing that the Shares are unique, that the remedy at law for any breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and that any such breach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

         14. Copy of Agreement to Be Kept on File.

         The Company shall keep on file at its principal executive offices an executed copy of this Agreement and all amendments thereto for review by any Shareholder or such Shareholder's duly authorized representative at any and all reasonable times.

         15. Miscellaneous.

                  15.1. Voting Proxies. All Shares transferred pursuant to the terms of this Agreement which are subject to an irrevocable proxy to vote such Shares (a "Proxy") shall remain subject to that Proxy until the Proxy expires or is otherwise terminated according to its terms.

                  15.2. Notice. Any notice required under this Agreement shall be given in writing and shall be delivered personally, by facsimile (with answer back received), by nationally recognized overnight courier service, by email or electronic transmission, or by registered or certified mail, return receipt requested, to a party to this Agreement at the address of such party recorded on the Company's books and records. Any notice required to be given under this Agreement to the estate of a deceased Shareholder shall be sent to the personal representative of his or her estate at his or her address or, if no personal representative is appointed, to the deceased Shareholder at his or her last designated address. Any party may change his or her address for notice purposes by sending a notice of such change to the Company. Any notice shall be deemed to be delivered, given and received for all purposes of this Agreement (i) as of the date delivered, if delivered personally or by facsimile to the person entitled thereto; (ii) one (1) business day after being deposited with a courier service or federal express for delivery; or (iii) two (2) business days after being deposited if sent by registered or certified mail, return receipt requested.

                  15.3. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement, except for the right to receive payments pursuant to a settlement pursuant to Section 3.1, without the prior written consent of the Controlling Shareholder.

                  15.4. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  15.5. Entire Agreement; Amendment, Modification and Termination. This Agreement contains the entire understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended, modified or terminated at any time in writing by the Majority Shareholder. Subject to the provisions of Sections 12.2, no such amendment, modification or termination, nor any termination pursuant to Section 12, shall affect the right of any person or entity to receive, or the obligation of any person or entity to pay, on the terms and conditions of this Agreement, the purchase price for Shares sold pursuant to this Agreement prior to such amendment, modification or termination, or the right or obligation of any person or entity to sell or purchase Shares, on the terms and conditions of this Agreement, if the event giving rise to such right or obligation to sell or purchase Shares has taken place prior to such amendment, modification or termination.

                  15.6. Party No Longer Owning Securities. If a party hereto ceases to own any Shares, such party shall no longer be deemed to be a Shareholder for purposes of this Agreement.

                  15.7. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  15.8. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts (including execution by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  15.9. Waiver of Jury Trial. Each of the parties to this Agreement waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement. Each of the parties to this Agreement agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of the right to trial by jury.

                  15.10. Governing Law. This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provisions.





                (Remainder of this page intentionally left blank)

       IN WITNESS WHEREOF, the parties have executed this Shareholders' Agreement as of the date first above written.


                                 THE COMPANY


                                 JUDGE GROUP ACQUISITION
                                 CORPORATION, INC.



                                 By: _________________________
                                 Name:
                                 Title:



                                 MAJORITY SHAREHOLDER



                                 _____________________________
                                 Martin E. Judge, Jr.



                                 CONTROLLING SHAREHOLDERS

                                 TAKEMA LTD., L.P.
                                 by Martin E. Judge, Jr., its General Partner



                                 _____________________________
                                 Martin E. Judge, Jr.



                                 _____________________________
                                 Michael A. Dunn




                [Signature page to the Shareholders' Agreement.]

                                 MICHAEL DUNN DESCENDANTS' TRUST



                                 By: _________________________
                                 Name: Michael A. Dunn
                                 Title:  Special Investment Trustee



                                 ______________________________
                                 Tara M. Bozarth



                                 ______________________________
                                 Kelly L. Judge



                                 ______________________________
                                 Martin E. Judge III



                                 ______________________________
                                 Ann L. Judge


                                 RYAN ANDREW BOZARTH
                                 (Tara M. Bozarth, CUST-Unit Tran. Min. Act-NJ)


                                 By: _________________________
                                 Name: Tara M. Bozarth,
                                 Title: Custodian







                [Signature page to the Shareholders' Agreement.]

                                 MEGAN ELIZABETH BOZARTH
                                 (Tara M. Bozarth, CUST-Unit Tran. Min. Act-NJ)


                                 By: _________________________
                                 Name: Tara M. Bozarth,
                                 Title: Custodian




                                 EMPLOYEE SHAREHOLDERS



                                 ____________________________
                                 Katharine A. Wiercinski


                                 ____________________________
                                 Danielle M. Knecht


                                 ____________________________
                                 Susan L. Luckow


                                 ____________________________
                                 Kenneth F. Krieger


                                 ____________________________
                                 William J. Gladstone


                                 ____________________________
                                 Dennis F. Judge, Jr.


                                 ____________________________
                                 Amy Feldman




                [Signature page to the Shareholders' Agreement.]

                                 OTHER SHAREHOLDERS


                                 ____________________________
                                 John F. Judge


                                 ____________________________
                                 Dennis F. Judge, Sr.


                                 ____________________________
                                 Margaret E. Sulpazo


                                 ____________________________
                                 Elizabeth A. Judge


                                 JAMES D. KANIA TTEE U/A/D 12/31/89 BY
                                 ARTHUR J. KANIA FBO ALYSSA M. ROLAND


                                 By: _________________________
                                 Name:
                                 Title:

                                 KAREN K. ROLAND TTEE U/A DTD 12/31/90
                                 BY ARTHUR J. KANIA FBO JAMES D. KANIA


                                 By: _________________________
                                 Name:
                                 Title:

                                 LINDA KANIA TTEE U/A DTD 12/15/95 BY
                                 ARTHUR J. KANIA FBO JENNA NICOLE ROLAND


                                 By: _________________________
                                 Name:
                                 Title:

                [Signature page to the Shareholders' Agreement.]

                                 SANDRA KANIA MCCABE TTEE U/A Dated
                                 2/15/96 BY ARTHUR J.
                                 KANIA FBO KATHERINE E. KANIA


                                 By: _________________________
                                 Name:
                                 Title:

                                 KAREN K. ROLAND TTEE U/A DTD 6/1/91 BY
                                 ARTHUR J. KANIA FBO ARTHUR J. KANIA III


                                 By: _________________________
                                 Name:
                                 Title:


                                 ____________________________
                                 Patrick Mulligan






















                [Signature page to the Shareholders' Agreement.]

                                    EXHIBIT A

                                  SHAREHOLDERS
                                  ------------


MAJORITY SHAREHOLDER

Martin E. Judge, Jr.

CONTROLLING SHAREHOLDERS (together with the Majority Shareholder)

Takema Ltd., L.P.
Michael A. Dunn
Michael Dunn Descendants' Trust
Tara M. Bozarth
Kelly L. Judge
Martin E. Judge III
Ann L. Judge
Ryan Andrew Bozarth (Tara M. Bozarth, CUST-Unit Tran. Min. Act-NJ) Megan Elizabeth Bozarth (Tara M. Bozarth, CUST-Unit Tran. Act-NJ)

EMPLOYEE SHAREHOLDERS
Katharine A. Wiercinski
Danielle M. Knecht
Susan L. Luckow
Kenneth F. Krieger
William J. Gladstone
Dennis F. Judge, Jr.
Amy Feldman

OTHER SHAREHOLDERS

John F. Judge
Dennis F. Judge, Sr.
Margaret E. Sulpazo
Elizabeth A. Judge
Arthur J. Kania
James D. Kania TTEE U/A/D/ 12/31/89 by Arthur J. Kania FBO Alyssa M. Roland Karen K. Roland TTEE U/A DTD 12/31/90 by Arthur J. Kania FBO James D. Kania Linda Kania TTEE U/A DTD 12/15/95 by Arthur J. Kania FBO Jenna Nicole Roland Sandra Kania McCabe TTEE U/A Dated 2/15/96 by Arthur J. Kania FBO Katherine E.
   Kania
Karen K. Roland TTEE U/A DTD 6/1/91 by Arthur J. Kania FBO Arthur J. Kania III Patrick Mulligan